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EXHIBIT 10.106

SEPARATION AGREEMENT AND GENERAL RELEASE

        AGREEMENT made January 24, 2003 ("Agreement") by and among I.C. ISAACS & COMPANY L.P., a Delaware limited partnership (the "Company"), I.C. ISAACS & COMPANY, INC., a Delaware corporation ("Isaacs") and ROBERT J. ARNOT (the "Executive." The Company, Isaacs and the Executive are sometimes hereinafter individually referred to as a "Party" and they are sometimes hereinafter collectively referred to as the "Parties".

        WHEREAS, the Executive is employed by the Company as its Chairman of the Board and Chief Executive Officer, pursuant to an amended and restated employment agreement dated as of the 17th day of April, 2002 (the "Employment Agreement"); and

        WHEREAS, the Executive also serves as the Chairman of the Board and Chief Executive Officer of the Company's parent, Isaacs; and

        WHEREAS, the Parties have agreed to implement a termination of the Employment Agreement and implement the Executive's separation in accordance with the provisions of this Agreement,

        NOW, THEREFORE, the Parties, intending to be legally bound, mutually agree as follows:

        1.    Executive's Resignations from all Offices.

          (a)    Resignation as Chairman of the Company.    The Executive hereby resigns his employment as Chairman of the Board of the Company as of, and with effect from the Effective Date (as such term is defined in Paragraph 12 of this Agreement).

          (b)    Resignation as President and Chief Executive Officer of the Company.    The Executive shall resign his employment as President and Chief Executive Officer of the Company on May 2, 2003 or on such earlier date as the Chairman of the Board of Isaacs (the "Chairman") shall designate by not less than three days' prior notice given to the Executive in writing (provided that such notice shall not be given to the Executive when he is out of the United States), and the Executive's employment with the Company and its affiliates shall be deemed to have ceased, for all purposes, effective as of such date (the "Separation Date"). Between the Effective Date and the Separation Date, the Executive shall (i) remain in the office that he has heretofore occupied at the Company's New York City office premises; (ii) receive the same support services that he has heretofore received at such offices; (iii) report directly to the Chairman and operate under his supervision and direction; and (iv) perform executive employment activities. Effective as of the close of business on the Separation Date, the Executive shall have no further authority to act on behalf of or otherwise bind the Company in any respect.

          (c)    Resignation as Chairman of the Board of Isaacs.    The Executive's execution of this Agreement shall constitute his written resignation as Chairman of Isaacs' Board of Directors as of and with effect from the Effective Date.

          (d)    Resignation as a Director and Chief Executive Officer of Isaacs.    The Executive's execution of this Agreement shall constitute his written resignation as a director and as President and Chief Executive Officer of Isaacs as of and with effect from the Separation Date.

          (e)    Resignation From Other Directorships, Offices and Positions.    The Executive's execution of this Agreement shall constitute his written resignation from all directorships, offices and positions with Isaacs Europe, Inc., Isaacs Design, Inc., and Isaacs Far East Ltd. as of, and with effect from, the Separation Date.

        2.    Accruals; Stock Options; No Other Vested Rights.

          (a)  The Executive shall not be entitled to receive payment for any accrued but unused vacation days, sick leave or other similar accruals to which the Executive may otherwise be entitled as of the Separation Date. All options to purchase shares of the common stock of Isaacs granted to the Executive prior to the date of this Agreement under Isaacs' Amended and Restated Omnibus Stock Option Plan (the "Option Plan") shall remain in full force and effect pursuant to their respective terms and the terms of the Option Plan. The Executive shall not be entitled to receive awards or grants under the Option Plan after the date of this Agreement. Except for the Executive's entitlements pursuant to the I.C. Isaacs Pension Plan (the "Pension Plan") and with respect to stock options granted to him under the Option Plan prior to the date of this Agreement and/or as otherwise required by law or plan documents, the Executive has no vested rights in any stock incentive plan, pension, profit sharing or other retirement or savings plan. Except to the extent otherwise provided in this Agreement, if the Executive is entitled to receive any accrued but unmade grant or award of any restricted or unrestricted shares of Isaacs common stock or stock options, he hereby waives and relinquishes all rights with respect thereto.

          (b)  The Company shall promptly reimburse the Executive for all authorized and reasonable business expenses incurred by him through the Separation Date, and which otherwise comply with the Company's regulations and procedures. All such expense claims shall be submitted to the Company in accordance with its existing policies and procedures, not more than 60 days after the Separation Date.

        3.    Separation Payment; Consultancy; Other Consideration.

          (a)  In consideration for the Executive's execution of this Agreement, the termination of the Employment Agreement and his release and waiver of claims against the Company and others identified in Paragraph 4 hereof as "Released Parties," the Company shall, in full and final settlement of all claims or potential claims that the Executive has or may have against the Company and all other Released Parties, and in lieu of any notice or payment in lieu of notice under the Employment Agreement, pay to Executive an amount (the "Separation Payment") equal to that portion of the Base Salary (as defined in the Employment Agreement) that the Executive would have been entitled to receive, but for the termination of the Employment Agreement, during the period beginning on the Separation Date, or if the Separation Date is prior to May 2, 2003, on May 2, 2003, and ending on December 15, 2003 (the "Separation Period"). The Separation Payment shall be paid in accordance with the normal payroll practices employed by the Company during the Separation Period with respect to the payment of salaries to its executive employees. The payment of the Separation Payment and all other payments made and to be made to the Executive under this Agreement shall be made net of all current and lawful withholding and deductions, including those for federal, state and local taxes.

          (b)  As further consideration for the Executive's execution of this Agreement, the Company shall continue to cover the Executive between the date of this Agreement and December 31, 2003, and shall pay all premiums due with respect to such coverage, under any medical, dental and/or hospitalization plan, and pursuant to any disability and/or life insurance and/or other benefit policy or plan under which the Executive was covered by the Company immediately prior to the date of this Agreement (collectively, the "Benefits Plans"). Nothing in this Paragraph 3 or elsewhere in this Agreement is intended to alter, modify or supersede the Executive's rights to elect, for any period of time commencing after December 31, 2003, to continue coverage under any of the Benefits Plans to which to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA") are applicable.

          (c)  As further consideration for the Executive's execution of this Agreement, in the event that, pursuant to Paragraph 1(b) hereof, the Chairman designates a date for the Executive's resignation as Chief Executive Officer of the Company which shall be earlier than May 2, 2003, the Company shall retain the Executive's services as a consultant during the period commencing on the Separation Date and continuing through May 2, 2003 (the "Consulting Period"). During the Consulting Period, the Executive shall (i) be provided with appropriate office space and the use of telephone and fax facilities at no cost to the Executive as long as such office and facilities are employed by the Executive in the conduct of Company-related business activities; (ii) receive the same support services that he has heretofore received at such offices; (ii) make himself available to the Company on a non-exclusive basis; (iii) perform such services relative to the sourcing of products and with regard to such other matters pertaining to the Company's business as the Chairman may reasonably request; (iv) travel to Hong Kong at the Company's expense for a period not to exceed 14 days to assist the Company with respect to its product sourcing efforts; and (v) be paid an amount equal to that portion of the Base Salary (as defined in the Employment Agreement) that the Executive would have been entitled to receive, but for the termination of the Employment Agreement, during the Consulting Period (the "Consulting Payment"). The Consulting Payment shall be paid in accordance with the normal payroll practices employed by the Company during the Consulting Period with respect to the payment of salaries to its executive employees.

          (d)  As further consideration for the Executive's execution of this Agreement, during the period commencing on the date of this Agreement and ending on September 30, 2003, the Company shall continue to maintain the e-mail account assigned by it to the Executive and Executive shall be entitled to use such account to send and receive e-mails.

        4.    Mutual General Releases and Waivers of All Claims.

          (a)  In consideration for the Separation Payment to the Executive, and the other consideration herein described, the Executive on behalf of himself, his heirs, estate, executors, administrators, successors and assigns, does fully and forever waive, release and discharge the Company, Isaacs, Isaacs Europe, Inc., Isaacs Design, Inc., Isaacs Far East Ltd., Textile Investment International, S.A., Würzburg Holding, S.A., Latitude Licensing Corp., Staffan Ahrenberg, Olivier Bachellerie, Rene Faltz, Robert Stec, Roland Loubet, Jon Hechler, Neal Fox, Daniel Gladstone, the present and former officers and employees of Isaacs and the Company in their capacities as such (and not in their personal capacities) and attorneys of each of such entities, and their respective heirs, executors, administrators, successors and assigns (collectively, the "Released Parties") from any and all actions, claims, demands, losses, expenses, obligations and liabilities arising out of or related to any conduct or activity occurring up to the Effective Date (with the exception of the Exclusions set forth in the last sentence of this Paragraph 4(a)), including, but not limited to: (i) any claims relating to or arising out of the Executive's employment; (ii) any alleged employment discrimination under any federal, state or municipal statute, regulation, order, rule or legal authority, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990 ("OWPBA") and otherwise, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 and otherwise, the Americans With Disabilities Act; the Family and Medical Leave Act of 1993, the New York Human Rights Law (N.Y. Executive Law §§ 290, et seq.), the New York City Human Rights Law (N.Y.C. Administrative Code §§ 8-101, et seq.), and the Fair Labor Practice Act of Maryland (Md. Ann. Code Article 49B); (iii) any and all contract, tort or personal injury claims, including, without limitation, those arising out of or relating to the Employment Agreement and any other documents by which he and the Company, Isaacs or any affiliates of either of them were or may have been bound; (iv) any and all claims for any other form of compensation, wages, salary, wage accruals, bonuses or sales commissions of any type or kind; (v) any and all claims for punitive, exemplary, consequential, or statutory damages; and (vi) any and all claims for attorneys' fees or expenses associated with his retention of counsel. The Executive represents and warrants that he has not assigned any such claims or authorized any other person, group or entity to assert such claims on his behalf. This release shall not include, and the Executive is not waiving, releasing or discharging any of the Released Parties in relation to, any worker's compensation or unemployment insurance claims which the Executive now has or which may accrue to him on or prior to the Separation Date, or any claims arising under this Agreement, the Employee Retirement Income Security Act of 1976, as amended, the Pension Plan or the Option Plan, any claims for base salary and benefits due and owing up to the Effective Date and/or any claim for indemnification as a director or officer (the "Exclusions").

          (b)  As a further consideration and inducement for this Agreement, to the extent permitted by law, the Executive hereby waives, releases and discharges any and all actions, claims, demands, losses, expenses, obligations and liabilities against the Released Parties which he does not know or does not suspect to exist in his favor up to the Effective Date with the exception of the Exclusions. The Executive expressly agrees that this waiver, release and discharge shall extend and apply to all unknown, unsuspected and unanticipated injuries, liabilities and damages as well as those that have been known, suspected, anticipated or disclosed up to the Effective Date with the exception of the Exclusions.

          (c)  In consideration for the promises contained herein, the Company, Isaacs and the other signatories hereto (other than the Executive), individually and collectively, do hereby fully and forever waive, release and discharge the Executive, his heirs, estate, executors, administrators, successors and assigns from any and all actions, claims, demands, losses, expenses, obligations and liabilities arising out of or related to any conduct or activity occurring up to the Effective Date, including but not limited to: (i) any claims relating to or arising out of Executive's employment or any other business relationship involving the Executive and any of the Released Parties; (ii) any claims for breach of the Employment Agreement or any other contract; (iii) any claims for breach of any duty; (iv) any claims relating to compensation or benefits; (v) any claims for attorneys' fees and costs; and (vi) all other claims sounding in tort, contract, pursuant to any statute and/or of any other nature (collectively, the "Released Parties' Claims"). Each of the Company, Isaacs and the other signatories hereto (other than the Executive) represents and warrants to the Executive, that he/it has not assigned any of the Released Parties' Claims or authorized any other person, group or entity to assert any such claims on his or their behalf.

          (d)  As a further consideration and inducement for this Agreement, to the extent permitted by law, each of the Company, Isaacs and the other signatories hereto (other than the Executive) hereby waives, releases and discharges any and all of the Released Parties' Claims against the Executive which any of them does not know or does not suspect to exist in its/his or their favor up to the Effective Date. The Company, Isaacs and the other signatories hereto (other than the Executive) and each of them expressly agree that this waiver, release and discharge shall extend and apply to all unknown, unsuspected and unanticipated injuries, liabilities and damages as well as those that have been known, suspected, anticipated or disclosed up to the Effective Date.

          (e)  Nothing contained in this Agreement shall be deemed to prevent the Executive from enforcing the provisions of this Agreement.

        5.    No Other Claims or Filings.    As further consideration and inducement for this Agreement, each of the Parties individually and collectively agrees and represents to the other Parties that, in regard to claims that are being released pursuant to this Agreement, he/it has not filed or otherwise pursued any charges, complaints or claims which are in any way pending against any other Party, with any local, state or federal government agency, council, court or arbitration tribunal ("Agency or Tribunal") and, to the extent permitted by law, each of the Parties further agrees, represents and covenants that he/it will not do so in the future. If any Agency or Tribunal assumes jurisdiction of any charge, complaint, cause of action or claim being released pursuant to this Agreement on behalf of or related to any of the Parties, each of the other Parties will take reasonable actions, not inconsistent with law, to attempt to ensure that such Agency or Tribunal withdraws from and/or dismisses the matter, with prejudice, insofar as it is asserted on behalf of or relates to such other Party, including but not limited to, requesting such action by such Agency or Tribunal. Each of the Parties agrees that he/it will not participate or cooperate in any such matter(s) except as required by law or legal process. Nothing in this Paragraph 5 shall apply to any claims, charges or complaints not being released pursuant to this Agreement.

        6.    Publicity.    Isaacs represents and agrees that, within one day after the Effective Date of this Agreement, it will disseminate a press release announcing the Executive's resignation, the text of which shall have been mutually agreed upon in advance by Isaacs and the Executive. Each of the Parties represents to all of the other Parties that, (a) it/he will not at any time make disclosures regarding the contents of this Agreement and/or the negotiations that took place in connection with the preparation and execution of this Agreement; and (b) he/it shall not make or issue any written or oral statements that are materially inconsistent with the statements contained in such press release. Notwithstanding anything to the contrary contained in this Paragraph 6, (i) any Party may make such disclosures as are required by law or legal process or necessary to enforce this Agreement; (ii) any Party may disclose the terms of the Agreement or provide this Agreement to any person or entity after Isaacs has filed the Agreement with the Securities and Exchange Commission, which Isaacs expects would occur in or before March 2003; (iii) any Party may communicate or provide any information or documents to its legal advisors; (iv) any Party may disclose the terms of this Agreement or provide this Agreement to its accountants, lenders or financial advisors; or (v) the Executive may disclose the terms of this Agreement or provide this Agreement to any person or entity with whom the Executive is in discussions or negotiations reasonably expected to result in an employment or consulting arrangement or other significant business relationship involving the Executive.

        7.    Cancellation of Employment Agreement; Confidential Information.

          (a)  In consideration of the Separation Payment and other benefits afforded the Executive hereunder, the Employment Agreement is deemed canceled, terminated and of no further force or effect, as of the Separation Date except to the extent specifically referenced in this Agreement.

          (b)  The Executive agrees that, during the period beginning on the Effective Date and ending on December 15, 2003, he shall not disclose to any person or entity or use in any way (other than, during the period beginning on the Effective Date and ending on the later of the Separation Date or the last day of the Consulting Period, in the discharge of his duties under this Agreement in connection with the business of the Company) any trade secrets or confidential or proprietary information of the Company, including, without limitation, any information or knowledge relating to (i) the business, operations or internal structure of the Company, (ii) the clients (or customers) or potential clients (or potential customers) of the Company, (iii) any method and/or procedure (such as records, programs, systems, correspondence, or other documents), relating or pertaining to projects developed by the Company or contemplated to be developed by the Company, or (iv) the Company's business, which information or knowledge the Executive shall have obtained during the term of this Agreement, and which is otherwise of a secret or confidential nature and is not in the public domain.

        8.    Return of the Company's Property.    The Executive agrees and represents that he shall return to the Company, not later than the Separation Date, all equipment and/or other property, and all other information in tangible form belonging to it which has been or is in his care, custody, possession or control during his employment, including specifically, without limitation, any documents, customer and supplier lists, personnel information, product information, equipment, memoranda and/or files in whatever form, including any electronic data format, and that he shall not retain any copies of any such information.

        9.    Executive's Cooperation.    In order to assist the Company in effecting an orderly and efficient transition of management responsibility, the Executive shall, upon reasonable request made of him by authorized representatives of the Company, provide reasonable cooperation to the Company during the period commencing on the Effective Date and continuing up to the Separation Date, on matters in which he was involved during his employment and of which he has personal knowledge.

        10.    Further Assurances.    As further consideration for the Separation Payment to the Executive, and the other consideration herein described, from time to time during the period commencing on the Effective Date and continuing to and including December 15, 2003, the Executive shall execute such additional instruments and documents and take such other reasonable actions as the Company or Isaacs may reasonably request of him in order to implement the various provisions of this Agreement.

        11.    Non-Disparagement; Non-Interference.

          (a)  The Executive expressly agrees to refrain from uttering any disparaging statements concerning any of the Released Parties, including, without limitation, making any other statement, oral or written, which portrays any or all of the Released Parties in an unfavorable light or subjects any thereof to scorn, obloquy or ridicule.

          (b)  Each of the Company, Isaacs, and the other signatories hereto (other than the Executive) expressly agrees to refrain from uttering any disparaging statements concerning the Executive including, without limitation, making any other statement, oral or written, which portrays him in an unfavorable light or subjects him to scorn, obloquy or ridicule. The Company and Isaacs will instruct their respective supervisory and managerial personnel who have any familiarity with the Executive to refrain from making any such disparaging statements.

          (c)  As further consideration for the Separation Payment to the Executive, and the other consideration herein described, the Executive expressly agrees that during the period commencing on the Effective Date and ending on the May 2, 2003 he shall not serve as an employee, representative or agent of PNT, Frontline, Ben-Lee, Mannis and/or Best Make.

          (d)  As further consideration for the Separation Payment to the Executive, and the other consideration herein described, the Executive expressly agrees that during the period commencing on the Effective Date and ending on December 15, 2003, he shall not (i) serve as an employee, representative or agent of PNT, Frontline, Ben-Lee, Mannis and/or Best Make in direct business dealings with the Company; or (ii) intentionally engage in any activities including, but not limited to, activities as an employee, agent or representative of any person or entity, that shall intentionally interfere with any business relationships of the Company, including without limitation any business relationships of the Company with PNT, Frontline and Ben-Lee, Mannis, Best Make and/or any other Asian manufacturer or supplier of fabric, finished garments and other goods.

        12.    OWBPA Compliance Provision; Statement of Understanding.

          (a)    Revocation.    The Executive may revoke this Agreement by notice to the other Party within seven (7) days of the date of its execution by the Parties (the "Revocation Period"). The Executive agrees that he will not receive the benefits provided by this Agreement if he revokes this Agreement. The Executive also acknowledges and agrees that if the Company has not received from him notice of his revocation of this Agreement on or prior to the date of expiration of the Revocation Period (such date being referred to throughout this Agreement as the "Effective Date"), the Executive will have forever waived his right to revoke this Agreement and this Agreement shall thereafter be enforceable and have full force and effect. The Executive may revoke his acceptance of this Agreement by giving notice to the Company c/o of its counsel, Kelly Tubman Hardy, Esq., Piper Rudnick, LLP, 6225 Smith Avenue, Baltimore, Maryland 21209-3600, that he wishes to revoke this Separation Agreement and General Release or not be bound by it.

          (b)    Statement of Understanding.    By executing this Agreement, the Executive acknowledges that (i) he has been offered at least twenty-one (21) days to consider the terms of this Agreement and has considered its terms for that period of time or, by signing this Agreement before taking the full twenty-one (21) day period, the Executive has knowingly and voluntarily waived his right to do so; (ii) he has been advised by the Company to consult with an attorney regarding the terms of this Agreement; (iii) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (iv) any and all questions regarding the terms of this Agreement have been asked and answered to the Executive's complete satisfaction; (v) he has read this Agreement and fully understands its terms and their import; (vi) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein; (vii) the consideration provided for herein is good and valuable; and (viii) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

        13.    Key Man Insurance Coverage.    The Company and the Executive agree that the key man insurance policy owned by the Company and insuring the life of the Executive in face amount of $1,000,000 shall not be assigned to the Executive and will be cancelled by the Company.

        14.    Joint Participation in Preparation of Separation Agreement and General Release.    The Parties hereto and each other signatory hereto participated jointly in the negotiation and preparation of this Agreement, and each Party and each other signatory hereto has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft it. This Agreement shall be construed as if the Parties and each other signatory hereto jointly prepared it.

        15.    Severability, Enforceability, Arbitration; Consent to Jurisdiction; Service of Process.

          (a)  Subject to the provisions of Section 15(b), if any provision of this Agreement shall be held finally by an arbitrator or court of competent jurisdiction to be illegal, void, or unenforceable, then such provision shall be of no force and effect in such jurisdiction. However the illegality or unenforceability of such provision in such jurisdiction shall have no effect upon, and shall not impair the enforceability of any other provision of this Agreement in such jurisdiction and shall have no effect upon, and shall not impair the enforceability of any other provision of this Agreement in any other jurisdiction. If an arbitrator or court of competent jurisdiction finally holds that Paragraph 4 or 5 hereof is illegal, void, or unenforceable, then the Parties shall execute a release that is valid and enforceable.

          (b)  Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement will be submitted to binding arbitration, and arbitration shall be the exclusive forum for the resolution of any such disputes. Such arbitration shall be conducted before a single arbitrator sitting in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Each party will be entitled to limited discovery, to consist of a maximum of three (3) depositions (maximum two (2) hours each), document discovery and twenty-five (25) written interrogatories per party, which will be completed within one hundred twenty (120) days following the selection of the arbitrator. Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction.

          (c)  Subject to the provisions of Section 15(b), the Parties each hereby consent to the exclusive jurisdiction of any state or federal court located within the State of New York in connection with all actions or proceedings arising out of or relating to this Agreement. The Parties hereto accept, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and waive any defense of forum non conveniens, waive any right to trial by jury and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement. The Parties further agree that to the extent permitted by law, any and all process directed to any of the Parties in any such litigation may be served upon such Party outside of New York in the same manner and with the same force and effect as if service had been made within New York.

        16.    Acceleration of Payment; Enforcement of Executive's Rights.

          (a)  In the event that the Company fails to pay when due any sum due and owing to the Executive under this Agreement, and if such sum remains unpaid for a period of three days after the Company shall have received notice of default with respect thereto from the Executive, then the entire unpaid balance of all sums due and owing to the Executive under this Agreement shall thereupon become immediately due and payable to him, and the Company shall pay such unpaid balance immediately, together with interest calculated thereon with respect to the period commencing on the date when such notice of default is given and ending on the date of payment thereof at the rate of interest per annum publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City at 9:00 a.m., local time in New York City, on the date when such notice of default is given.

          (b)  In the event that the Executive commences any arbitration proceeding pursuant to Paragraph 15(b) hereof, and a final award or non-appealable judgment shall be entered in his favor with respect thereto, there shall be included in such judgment or award an amount equal to the reasonable attorney's fees incurred by the Executive with respect to such action or proceeding.

        17.    Attorneys' Fees and Costs.    As further mutual consideration for the promises set forth herein, the Parties agree that they are responsible for their own attorneys' fees and costs, if any, and agree that neither of them will seek reimbursement from any other Party for attorneys' fees and/or costs incurred in this matter or relating to any matters addressed in this Agreement, except as hereinbefore specified.

        18.    Choice of Law.    This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

        19.    Notices.    Except as otherwise expressly provided in any other document or agreement with respect to notice thereunder, any notice, demand, claim, or consent or other communication to be given hereunder ("Notice") shall be given in writing and shall be sent by overnight delivery service, such as Federal Express or Airborne, in each case to the address specified below, or to such other address as may be provided in accordance with this section. No such change of address shall be valid until proper Notice thereof has been received by the other Party hereto. All Notices sent to the proper address and in such manner shall be deemed given on the business day following its placement in the hands of such delivery service.

    If to the Executive:

      Robert J. Arnot
      30 Lookout Circle
      Larchmont, New York 10538

    With a copy to:

      Kaye Scholer LLP
      425 Park Avenue
      New York, New York 10022-3598
      Attention: Jay W. Waks, Esq.

    If to Isaacs or the Company:

      I.C. Isaacs & Company, Inc.
      350 Fifth Avenue, Suite 1029
      New York, New York 10118
      Attention: Chairman of the Board

    With a copy to:

      Piper Rudnick, LLP
      6225 Smith Avenue
      Baltimore, Maryland 21209-3600
      Attention: Kelly Tubman Hardy, Esq.

        20.    Merger; Modification; Amendment.    This Agreement (a) represents the complete terms of their Agreement; (b) supersedes any and all prior oral or written agreements and/or understandings between and among the Parties with respect to the subject matter hereof; and (c) may not be amended or modified except in a writing signed by both Parties. There are no representations, inducements or promises not set forth herein on which either Party has relied or may rely.

        21.    Headings.    The headings in this Agreement are used for ease of reference only, and may not be used as aids in its interpretation.

        IN WITNESS WHEREOF, the Parties and the other signatories hereto have caused this Separation Agreement and General Release to be executed.

I.C. ISAACS & COMPANY LP
	By:	By: I.C. Isaacs & Company, Inc, General Partner
Date signed: January 23, 2003	By:	/s/ DANIEL J. GLADSTONE Name: Daniel J. Gladstone Title: Division President
I.C. ISAACS & COMPANY, INC.
Date signed: January 23, 2003	By:	/s/ DANIEL J. GLADSTONE Name: Daniel J. Gladstone Title: Division President
Date given to and signed by the Executive: January 24, 2003	By:	/s/ ROBERT J. ARNOT Robert J. Arnot
ISAACS EUROPE, INC.
Date signed: January 24, 2003	By:	/s/ EUGENE C. WIELEPSKI Name: Eugene C. Wielepski Title: Vice President—Finance and CFO
ISAACS DESIGN, INC.

Date signed: January 24, 2003	By:	/s/ EUGENE C. WIELEPSKI Name: Eugene C. Wielepski Title: Vice President—Finance and CFO
ISAACS FAR EAST LTD.
Date signed: January 24, 2003	By:	/s/ EUGENE C. WIELEPSKI Name: Eugene C. Wielepski Title: Vice President—Finance and CFO
TEXTILE INVESTMENT INTERNATIONAL, S.A.
Date signed: January 24, 2003	By:	/s/ RENE FALTZ René Faltz, Managing Director
Date signed: January 24, 2003	By:	/s/ TOM FELGEN Tom Felgen, Managing Director
WÜRZBURG HOLDING S.A.
Date signed: January 24, 2003	By:	/s/ RENE FALTZ René Faltz, Managing Director
Date signed: January 24, 2003	By:	/s/ TOM FELGEN Tom Felgen, Managing Director
LATITUDE LICENSING CORP..
Date signed: January 24, 2003	By:	/s/ TONY FEIDT Name: Tony Feidt Title: Managing director
Date signed: January 23, 2003	By:	/s/ STAFFAN AHRENBERG Staffan Ahrenberg
Date signed: January 24, 2003	By:	/s/ OLIVIER BACHELLERIE Olivier Bachellerie
Date signed: January 24, 2003	By:	/s/ RENÉ FALTZ René Faltz
Date signed: January , 2003	By:	/s/ ROLAND LOUBET Roland Loubet
Date signed: January 24, 2003	By:	/s/ ROBERT STEC Robert Stec

Date signed: January 23, 2003	By:	/s/ DANIEL GLADSTONE Daniel Gladstone
Date signed: January 24, 2003	By:	/s/ NEAL J. FOX Neal J. Fox
Date signed: January 24, 2003	By:	/s/ JON HECHLER Jon Hechler

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  EXHIBIT 10.106
SEPARATION AGREEMENT AND GENERAL RELEASE